Exhibit 2

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

JO ACQUISITION CORP.

AND

JOHNSON OUTDOORS INC.

October 28, 2004

TABLE OF CONTENTS

ARTICLE I
THE MERGER

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

SECTION 2.1	Effect on Capital Stock and Company Stock Options	3
SECTION 2.2	Company Stock Options; Plans	6
SECTION 2.3	Shares of Dissenting Shareholders	7
SECTION 2.4	Adjustment of Merger Consideration	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

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TABLE OF CONTENTS
(continued)

SECTION 3.17	Environmental Matters	17
SECTION 3.18	Insurance	17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

SECTION 5.1	Conduct of Business by the Company	20

ARTICLE VI
ADDITIONAL AGREEMENTS

ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.1	Conditions to Obligations of Each Party to Effect the Merger	30
SECTION 7.2	Conditions to Obligations of the Company to Effect the Merger	31
SECTION 7.3	Conditions to Obligations of the Purchaser to Effect the Merger	31

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ARTICLE VIII
TERMINATION

ARTICLE IX
GENERAL PROVISIONS

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AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2004, by and between JO Acquisition Corp., a Wisconsin corporation (the “Purchaser”), and Johnson Outdoors Inc., a Wisconsin corporation (the “Company”).

R E C I T A L S

        WHEREAS, certain members of the Johnson family, including Helen P. Johnson-Leipold and Imogene P. Johnson, and certain other persons (the “Contributing Shareholders”) have entered into a contribution agreement with the Purchaser, dated as of the date of this Agreement (the “Contribution Agreement”), providing for the contribution immediately prior to the Merger (as defined below) of the shares of Class A Common Stock (as defined below) and Class B Common Stock (as defined below) of the Company over which the Contributing Shareholders have, directly or indirectly, voting and dispositive power (collectively, the “Contribution Shares”) to the Purchaser;

        WHEREAS, the Board of Directors of the Company (the “Board of Directors”), based on the unanimous recommendation of a special committee of disinterested directors (the “Special Committee”), has approved and determined to be in the best interests of the shareholders of the Company a merger (the “Merger”) of the Purchaser with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and has resolved to recommend that the holders of shares of Company Common Stock (as defined below) approve this Agreement;

        WHEREAS, the Board of Directors of the Purchaser has adopted and approved this Agreement; and

        WHEREAS, the Contributing Shareholders and the Purchaser are entering into a voting agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

        SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in Section 1.2, and in accordance with Section 180.1101 of the Wisconsin business corporation law (“WBCL”), at the Effective Time (as defined below), the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

        SECTION 1.2. Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place (a) at the offices of McDermott Will & Emery LLP, Chicago, Illinois, two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than the conditions that can only be satisfied at the Closing) or (b) at such other place, time and date as the parties may agree (the date on which the Closing takes place is referred to herein as the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin, in such form as is required by, and executed in accordance with, Sections 180.1105 and 180.0120 of the WBCL. The term “Effective Time” means the close of business as of the date of the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (or such other time as may be agreed by the parties hereto and specified in the Articles of Merger).

        SECTION 1.3. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and be enforceable against the Surviving Corporation to the same extent as if the same had been contracted by the Surviving Corporation.

        SECTION 1.4. Articles of Incorporation; Bylaws.

            (a)     At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read in the form of the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Laws (as defined below) and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: “The name of the Corporation is Johnson Outdoors Inc.”

            (b)     From and after the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Laws, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

        SECTION 1.5. Directors and Officers.

            (a)     The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

            (b)     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

        SECTION 1.6. Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and the Purchaser, all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

        SECTION 2.1. Effect on Capital Stock and Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of the Purchaser:

            (a)    Cancellation of Certain Company Common Stock. All shares of Class A Common Stock, par value $.05 per share, of the Company (“Class A Common Stock”), and Class B Common Stock, par value $.05 per share of the Company (“Class B Common Stock” and together with the Class A Common Stock, “Company Common Stock”) that are held (i) in the treasury of the Company, (ii) by any wholly-owned subsidiary of the Company or (iii) by the Purchaser or any of the Contributing Shareholders shall be canceled and retired and shall cease to exist without any consideration payable therefor.

            (b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than Dissenting Shares (as defined below) and shares of the Company Common Stock referred to in Section 2.1(a) above) shall be converted into the right to receive from the Surviving Corporation $20.10 in cash per share of Company Common Stock (the “Merger Consideration”) without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 2.1(b) and subject to compliance with Section 2.2.

            (c)    Conversion of Common Stock of the Purchaser. Each share of the Purchaser’s common stock (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become that certain number of fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) shares of common stock, par value $0.05 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) equal to the Conversion Number (as defined below) upon the surrender of the certificates previously representing such share(s) of the Purchaser Common Stock. For purposes of this Agreement, the “Conversion Number” shall equal the total number of Contribution Shares contributed to the Purchaser prior to the Effective Time.

            (d)    Paying Agent. Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”).

            (e)    Delivery of Merger Consideration to Paying Agent. At the Effective Time, the Purchaser shall deliver to the Paying Agent, for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration, the amount of the aggregate Merger Consideration which such holders of Company Common Stock are entitled to receive pursuant to the provisions of Section 2.1(b). From and after the Effective Time, the certificates which immediately prior to the Effective Time represented shares of outstanding Purchaser Common Stock shall be deemed to represent the shares of Surviving Corporation Common Stock into which such shares of Purchaser Common Stock were converted pursuant to the provisions of Section 2.1(c), without any further action on the part of the holders thereof.

            (f)    Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive the Merger Consideration (all such certificates, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.9) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the shares of Company Common Stock theretofore represented by such certificate have been converted pursuant to Section 2.1, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

            (g)    Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

            (h)    No Further Ownership Rights in the Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (i)    Return of Funds by Paying Agent; No Liability. At any time following the expiration of 180 days after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

        SECTION 2.2. Company Stock Options; Plans.

        (a)     On or as soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to cause each holder of an option to purchase shares of Company Common Stock (each a “Company Stock Option”) granted under any Company plan, arrangement or agreement (collectively, the “Company Stock Option Plans”) and outstanding immediately prior to the Effective Time, whether vested or unvested, to become entitled to receive as promptly as practicable after the Effective Time an amount in cash equal to (i) the excess, if any, of (x) the per share Merger Consideration (as may be adjusted pursuant to Section 2.4 below) over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (and for which such Company Stock Option shall not theretofore have been exercised), except in the case of Company Stock Option held by Helen P. Johnson-Leipold or the estate of Samuel C. Johnson (the “Rollover Stock Options”), which shall be converted in accordance with Section 2.2(c) below. The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.2(a) to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

            (b)     The Company’s Worldwide Key Executive Phantom Share Long Term Incentive Plan (the “Phantom Share Plan”), and all outstanding phantom shares granted thereunder (the “Phantom Shares”), shall be amended in the manner set forth in Appendix I hereto, effective as of the Effective Time.

            (c)     At the Effective Time, the Rollover Stock Options shall be converted into options to acquire an equivalent amount of shares of Surviving Corporation Common Stock pursuant to the terms of a conversion agreement to be entered into by, and in a form acceptable to, the Purchaser, the Company, Helen P. Johnson-Leipold and the estate of Samuel C. Johnson.

            (d)     The Company’s plans, other than the Retirement and Savings Plan, under which employees, officers and/or others may purchase shares of the Company’s capital stock, including without limitation, the Company’s 1987 Employees’ Stock Purchase Plan (the “Employee Stock Purchase Plan”), shall be terminated and/or suspended at or prior to the Effective Time. The Company’s Retirement and Savings Plan shall be amended or modified at or prior to the Effective Time so that following the Effective Time, no participant therein shall have any continuing rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. The Company shall ensure that (i) as of the date of this Agreement, all payroll deductions under the Company’s Employee Stock Purchase Plan (if any) shall cease; and (ii) no offering periods or payroll deductions shall be initiated, and no shares of Company Common Stock shall be issued, under the Company’s Employee Stock Purchase Plan after the date of this Agreement, except, in each case, for payroll deductions with respect to purchases of shares arranged during offering periods completed prior to the date of this Agreement.

            (e)     Prior to the Effective Time, the Company shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the Securities and Exchange Commission (the “SEC”) to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Company Stock Options pursuant to this Section 2.2, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

            (f)     Except as otherwise provided herein or as may otherwise be agreed by the Purchaser and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any continuing rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

        SECTION 2.3. Shares of Dissenting Shareholders.

            (a)     Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights (the “Dissenting Shares”) under the WBCL, shall not be converted into the right to receive the Merger Consideration, but shall instead become the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the WBCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the WBCL and to receive such consideration. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Merger Consideration provided for in Section 2.1(b).

            (b)     The Company shall give the Purchaser (i) prompt notice of any notices or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Any decision to settle, offer to settle, make any payments or otherwise negotiate, with respect to any such demands, shall be mutually agreeable to the Purchaser and the Company.

        SECTION 2.4. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted in order to take into account such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2003 or any report on Form 10-Q or 8-K filed on behalf of the Company with the SEC (as defined below) after the end of such fiscal year and prior to the date hereof, the Company hereby represents and warrants to the Purchaser as follows:

        SECTION 3.1. Organization; Subsidiaries.

            (a)     The Company and each of its subsidiaries identified in Section 3.1(a) of the written disclosure schedule delivered by the Company to the Purchaser on the date of this Agreement (the “Company Disclosure Schedule”) is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect (as defined below). Section 3.1(a) of the Company Disclosure Schedule indicates the name and jurisdiction of organization of each subsidiary of the Company and the Company’s direct or indirect equity interest therein. Complete and correct copies of the Articles of Incorporation and Bylaws of the Company and copies of similar governing instruments of each of its subsidiaries currently in effect (collectively, the “Company Charter Documents”) have been made available to the Purchaser.

            (b)     Neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, partnership, joint venture arrangement or other business entity (other than the subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule), except for passive investments in equity interests of public companies as part of the cash management program of the Company.

        SECTION 3.2. Company Capitalization.

            (a)     The authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Class A Common Stock, of which there are 7,599,831 shares issued and outstanding as of the date hereof; (ii) 3,000,000 shares of Class B Common Stock of which there are 1,221,715 shares issued and outstanding as of the date hereof; and (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, of which no shares are issued and outstanding as of the date hereof.

            (b)     As of the date hereof, (i) 480,766 shares of Class A Common Stock are subject to issuance pursuant to outstanding Company Stock Options to purchase Class A Common Stock under the Company Stock Option Plans and (ii) there are no options or warrants outstanding to purchase shares of Company Common Stock from the Company other than pursuant to the Company Stock Option Plans. Except as set forth in Section 3.2 hereof, there are not now, and at the Effective Time there will not be, any other equity securities, similar ownership interests, subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, equity interests or similar ownership interests of the Company.

            (c)     All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of the Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable Laws. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below). There are no registration rights granted by the Company with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

            (d)     Except as described in Section 3.2(d) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

        SECTION 3.3. Subsidiary Capitalization.

            (a)     Except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company owns all of the securities of its subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule free and clear of all Encumbrances (as defined below) other than Permitted Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by any such subsidiary.

            (b)     For purposes of this Agreement, “Encumbrances” means any lien, pledge, mortgage, security interest, claim, levy, easement, encroachment, hypothecation, restriction, right-of-way, charge, possibility of reversion, right of refusal or other encumbrance. For purposes of this Agreement, “Permitted Encumbrances” means any of the following: (i) liens for taxes, assessments and governmental charges or levies not yet due and payable or due and being contested in good faith; (ii) Encumbrances imposed by Laws, such as materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) restrictions imposed by federal or state securities Laws and, in the case of Wisconsin corporations, provided by Section 180.0622(2)(b) of the WBCL; (v) directors’ qualifying shares (in such non-U.S. jurisdictions where the issuance of such shares is required by applicable Laws); and (vi) minor survey exceptions, reciprocal easement agreements, rights of way, restrictions, covenants, zoning Laws, and other customary encumbrances on title to real property or other similar charges or any other matters of record that (A) were not incurred in connection with any indebtedness for borrowed money and (B) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

        SECTION 3.4. Authority.

            (a)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject with respect to the consummation of the Merger, to the Company Shareholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject with respect to the consummation of the Merger, only to the approval of this Agreement by the Company’s shareholders pursuant to the WBCL and the filing of the Articles of Merger pursuant to the WBCL. To the Company’s knowledge, no approval of any holder of any securities of the Company is required pursuant to any agreement among securityholders of the Company (other than the Articles of Incorporation and Bylaws of the Company) to permit the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

            (b)     Neither the Company nor any subsidiary has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

        SECTION 3.5. Recommendation of Special Committee and Board of Directors; Opinion of Financial Advisor.

            (a)     The Special Committee has unanimously (i) determined that (A) the Merger is in the best interests of the Company and its shareholders, other than the Contributing Shareholders, and (B) the Merger Consideration is fair to, and in the best interests of, the shareholders of the Company, other than the Contributing Shareholders, and (ii) resolved to recommend that the Board of Directors approve and adopt this Agreement and approve the transactions contemplated hereby.

            (b)     The Board of Directors, acting on the unanimous recommendation of the Special Committee, (i) determined that (A) the Merger is in the best interests of the Company and its shareholders, other than the Contributing Shareholders, and (B) the Merger Consideration is fair to, and in the best interests of, the shareholders of the Company, other than the Contributing Shareholders, (ii) approved and adopted this Agreement and approved the transactions contemplated hereby, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company. The aforementioned determination, recommendation and approval of the Company’s Board of Directors are each in full force and effect and have not been amended, revoked or revised in any respect.

            (c)     William Blair & Company, L.L.C. has rendered to the Special Committee a written opinion, dated as of October 28, 2004, to the effect that, subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders of Company Common Stock, other than the Contributing Shareholders and the Purchaser, a written copy of which has been delivered to the Purchaser. William Blair & Company, L.L.C. has consented to the inclusion of a copy of its written opinion in its entirety in the Proxy Statement (defined below), and the Schedule 13E-3 (defined below).

        SECTION 3.6. Non-Contravention; Consents.

            (a)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company’s Articles of Incorporation or Bylaws, (ii) conflict with or violate any Laws applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound, or (iv) violate any order, writ, injunction, judgment or decree of any court, arbitrator, commission, regulatory board, bureau, agency, or authority or other governmental body, whether federal, state, municipal, county, local or foreign (“Governmental Entity”), except, in the case of clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights which would not have a Company Material Adverse Effect, and except for and subject to the filings and compliance activities referred to in Section 3.6(b) below.

            (b)     No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth on Section 3.6 of the Company Disclosure Schedule, (ii) as may result from facts or circumstances relating solely to the Purchaser, (iii) for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) for compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable securities Laws, whether state or foreign, (v) for compliance with applicable requirements of the Wisconsin Administrative Code, (vi) for such filings required under the delisting or other requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and (vii) for such other consents, authorizations, filings, approvals and registrations which if not obtained would not have a Company Material Adverse Effect.

        SECTION 3.7. SEC Filings; Company Financial Statements.

            (a)     The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2000 under Section 13(a) or Section 15(d) of the Exchange Act. All such required forms, reports and documents are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company’s subsidiaries are required to file any forms, reports or other documents under Section 13(a) or Section 15(d) of the Exchange Act.

            (b)     (i) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), were prepared in accordance with United States generally accepted accounting principles (“GAAP”) as in effect on the date of filing such Company SEC Reports applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and fairly presented, in all material respects, the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

                (ii)        The audited consolidated balance sheet as of October 3, 2003 of the Company included in the Company’s Form 10-K filed with the SEC on December 29, 2003 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, the Company Balance Sheet or in the Company SEC Reports filed, in each case, prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) except for (w) liabilities or obligations incurred since the date of the Company Balance Sheet which would not have a Company Material Adverse Effect, (x) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (y) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (z) liabilities, commitments and contingencies not required to be included therein under GAAP.

        SECTION 3.8. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date hereof, the business of the Company and each of its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and there is not and has not been any Company Material Adverse Effect.

        SECTION 3.9. Taxes.

            (a)     The Company and each of its subsidiaries has timely filed or caused to be timely filed, all material Tax Returns (as defined in Section 3.9(b)) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes (as defined in Section 3.9(b)), required to be paid by them (whether or not shown on such Tax Returns as being required to be paid, collected or withheld), other than such Taxes for which specific reserves in the Company Financials have been established or which are being contested in good faith. There are no material written claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith and are set forth in Section 3.9 of the Company Disclosure Schedule or are immaterial in amount). Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no material Encumbrances for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith. None of the Company or any subsidiary thereof is a party to any agreement or arrangement that would reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or any subsidiary thereof in connection with the Merger of any “excess parachute payments” within the meaning of Section 280G of the Code or that would be nondeductible under Section 162(m) of the Code. None of the Company or any subsidiary thereof has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. All material Taxes required to be withheld, collected or deposited by or with respect to the Company and its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which was the Company in a Tax period for which the statute of limitations has not expired), and neither the Company nor any of its subsidiaries has any liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

            (b)     For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, gross or net income, capital profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative or add-on minimum, lease, service, license, severance, stamp, occupation premium, environmental, windfall profit, excise and property taxes, customs, duties and other taxes, governmental fees and other like assessments, together with all interest, penalties, additions to tax and additional amounts with respect thereto, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes filed with any taxing authority, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

        SECTION 3.10. Properties. Except as would not have a Company Material Adverse Effect, the Company and each of its subsidiaries has good and valid title to, or valid leasehold interests in, their respective real and personal properties and assets, free and clear of Encumbrances other than such leasehold interests and Permitted Encumbrances. Each of the Company and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, is not in default under any such lease, and all such leases are in full force and effect, except for such instances of noncompliance, defaults or failures to be in full force and effect that would not have a Company Material Adverse Effect.

        SECTION 3.11. Intellectual Property. Except as would not have a Company Material Adverse Effect, the Company or its subsidiaries own, license or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in their business as currently conducted.

        SECTION 3.12. Compliance with Laws.

            (a)     Neither the Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of, any Laws applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for conflicts and violations that would not have a Company Material Adverse Effect. To the Company’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to the Company or any of its subsidiaries against the Company or any of its subsidiaries which would have a Company Material Adverse Effect, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries which would have a Company Material Adverse Effect. There is no judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which would have a Company Material Adverse Effect.

            (b)     The Company and its subsidiaries hold those permits, licenses, easements variances, exemptions, consents, certificates, orders and approvals from Governmental Entities that are material to the operation of the business of the Company and each of its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in compliance with the terms of the Company Permits, except where the failure to hold or be in compliance with such Company Permits would not have a Company Material Adverse Effect.

        SECTION 3.13. Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule or as may result from facts, circumstances or actions relating to the Purchaser or the transactions contemplated by this Agreement, there are no claims, suits, actions, arbitrations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator (i) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, (ii) which would have a Company Material Adverse Effect or (iii) would prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

        SECTION 3.14. Material Contracts. All contracts of the Company or any subsidiary of the Company that (a) have been filed as an exhibit to any Company SEC Report in compliance with Item 601(a)(10) of Regulation S-K promulgated under the Securities Act, (b) relate to any indebtedness in excess of $1,000,000 or (c) provide for aggregate payments to or from the Company or any of its subsidiaries in excess of $1,000,000 (collectively, the “Material Contracts”) are listed on Section 3.14 of the Company Disclosure Schedule. Each Material Contract is a valid and binding obligation of the Company or one of its subsidiaries, as the case may be, and is in full force and effect, subject to applicable bankruptcy, insolvency or similar Laws relating to creditors’ rights and general principles of equity, except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is, to the Company’s knowledge, in material breach or default under any Material Contract. The Company has made available to the Purchaser complete and correct copies of all Material Contracts that are not filed as an exhibit to any Company SEC Report.

        SECTION 3.15. Brokers’ and Finders’ Fees. Neither the Company nor any of its subsidiaries has entered into any contract, arrangement or understanding with any finder, broker or investment banking firm which may result in the obligation of the Company, any of its subsidiaries, the Purchaser, or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby, except that the Special Committee has retained William Blair & Company, L.L.C. as its financial advisor pursuant to an engagement letter dated March 4, 2004, a copy of which has been provided to the Purchaser.

        SECTION 3.16. Employee Benefit Plans.

            (a)     The Company Benefit Plans that are material to the Company and its subsidiaries, taken as a whole, are referred to herein collectively, the “Material Company Benefit Plans”. For purposes hereof, “Company Benefit Plans” shall mean, collectively, each employee benefit plan, program or policy of the Company or any of its subsidiaries providing benefits to any current or former employee, officer or director (or any beneficiary or dependent thereof), or any agent or independent contractor of the Company or any of its subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance or fringe benefit arrangement, plan, program or policy.

            (b)     With respect to each Material Company Benefit Plan, the Company has delivered or made available to the Purchaser a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (e.g., Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report or valuation, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any.

            (c)     Except as would not have a Company Material Adverse Effect, the IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and its related trust.

            (d)     Except as would not have a Company Material Adverse Effect or as set forth on Section 3.16 of the Company Disclosure Schedule, (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all applicable Laws applicable to the Material Company Benefit Plans, and each Material Company Benefit Plan has been administered in all respects in accordance with its terms, and (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Material Company Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to any Material Company Benefit Plan participant, the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or any Material Company Benefit Plan.

            (e)     Except as expressly contemplated herein or as set forth on Section 3.16 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, taken alone, will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company under any Material Company Benefit Plan.

            (f)     Other than pursuant to the Company’s Retirement and Savings Plan or as set forth in Section 3.16 of the Company Disclosure Schedule, no Material Company Benefit Plan holds Company Common Stock, and the terms of such plans will not prevent the completion of the Merger.

            (g)     Except as set forth in Section 3.16 of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, with respect to any Material Company Benefit Plan established or maintained outside the United States of America that is not subject to ERISA, neither the Company nor any of its subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any such Material Company Benefit Plan.

        SECTION 3.17. Environmental Matters.

            (a)     The Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), except where failure to be in compliance would not have a Company Material Adverse Effect. There is no claim with respect to Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except as would not have a Company Material Adverse Effect. Neither the Company nor its subsidiaries has agreed to assume or undertake responsibility for any liability or obligation of any other person arising under or relating to Environmental Laws, including, but not limited to, any obligation for investigation or corrective or remedial action, which would have a Company Material Adverse Effect. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.17 are Company’s exclusive representations and warranties with respect to the subject matter contained herein.

            (b)     As used in this Agreement, (i) “Environmental Law” means any Laws now in effect and any judicial or administrative order, consent decree or judgment pertaining to the Company, any of its subsidiaries or any of their properties relating to pollution, health, worker health and safety or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, exposure or discharge of Hazardous Substances; and (ii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

        SECTION 3.18. Insurance. Except as set forth in Section 3.18 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect:

            (a)     all material insurance policies carried by or covering the Company and its subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the knowledge of the Company, no notice of cancellation has been given with respect to any such policy;

            (b)     neither the Company nor any of its subsidiaries has assigned, pledged or transferred any rights under any such insurance policies; and

            (c)     there are no claims by the Company or any subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Company as follows:

        SECTION 4.1. Organization, Standing and Power. The Purchaser is a corporation duly organized, and validly existing under the Laws of the State of Wisconsin and has the requisite power and authority to carry on its business as now being conducted.

        SECTION 4.2. Capitalization. The authorized capital stock of the Purchaser consists of 10,000,000 shares of Purchaser Common Stock, of which there are 10 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Purchaser or any agreement or document to which the Purchaser is a party. On the date hereof, the Purchaser and certain of the Contributing Shareholders entered into the Contribution Agreement, a true and correct copy of which is attached as Appendix II hereto.

        SECTION 4.3. Authority; Non-Contravention.

            (a)     The Purchaser has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

            (b)     The execution and delivery of this Agreement by the Purchaser does not and the consummation of the transactions contemplated hereby by the Purchaser will not (i) conflict with or violate the Articles of Incorporation or Bylaws of the Purchaser, (ii) conflict with or violate any Laws applicable to the Purchaser or by which the Purchaser or any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Purchaser is a party or by which it is bound or (iv) violate any order, writ, injunction, judgment or decree of any Governmental Entity applicable to the Purchaser, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights which would not have a Purchaser Material Adverse Effect.

            (c)     No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, except (i) as may result from facts or circumstances relating solely to the Company, (ii) for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, (iii) for compliance with any applicable requirements of the Exchange Act, and any other applicable state and federal securities Laws, whether domestic or foreign, (iv) for compliance with applicable requirements of the Wisconsin Administrative Code and (v) for such other consents, authorizations, filings, approvals and registration which if not obtained or made would not have a Purchaser Material Adverse Effect.

        SECTION 4.4. Financing. The Purchaser has received, and provided to the Special Committee a copy of, a fully executed commitment letter from General Electric Capital Corporation dated October 28, 2004 providing for financing necessary to consummate the Merger and describing the terms and conditions upon which such lender will arrange and provide such financing (the “Commitment Letter”). A true and correct copy of the Commitment Letter is included in Section 4.4 of the written disclosure schedule delivered by the Purchaser to the Company on the date of this Agreement. The lender’s obligations to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. The Purchaser is not aware of any fact or occurrence existing on the date of this Agreement that (i) makes any of the assumptions or statements set forth in the Commitment Letter inaccurate, (ii) causes the Commitment Letter to be ineffective or (iii) precludes the satisfaction of the conditions set forth in the Commitment Letter.All commitment or other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letter, together with the Company’s available cash as contemplated by the Commitment Letter, is sufficient to fund all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all of the related fees and expenses. The Purchaser believes that, upon the consummation of the transactions contemplated by this Agreement (i) the Surviving Corporation will not be insolvent, (ii) the Surviving Corporation will not be left with unreasonably small capital, and (iii) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature.

        SECTION 4.5. Knowledge of Company Breach. As of the date hereof, the Purchaser is not aware of any breach of the representations and warranties made by the Company in this Agreement.

        SECTION 4.6. Brokers’ and Finders’ Fees. The Purchaser has not entered into any contract, arrangement or understanding with any finder, broker or investment banking firm, other than Valuemetrics Capital, L.L.C., which may result in the obligation of the Purchaser, the Company, any of its subsidiaries or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

        SECTION 5.1. Conduct of Business by the Company.

            (a)     Except as set forth in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent as permitted by the terms of this Agreement or to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the ordinary course consistent with past practice.

            (b)     In addition, except as set forth in Section 5.1(b) of the Company Disclosure Schedule or as otherwise permitted by the terms of this Agreement, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do and shall not permit any of its subsidiaries to do any of the following:

                (i)     accelerate, amend or change the period of exercisability or vesting of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                (ii)     grant any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee other than in the ordinary course of business, consistent with past practice, except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable Laws) or adopt or enter into any new severance plan or agreement;

                (iii)     declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or redeem or purchase, any capital stock of the Company or split, combine or reclassify any capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any of its subsidiaries;

               (iv)     issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock of the Company or any of its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities (including, without limitation, issuing or committing to issue any shares, convertible securities or options under the Employee Stock Purchase Plan, the Company Stock Option Plans, the Phantom Share Plan or otherwise), other than the issuance, delivery and/or sale of shares of Class A Common Stock pursuant to the Company’s Retirement and Savings Plan or pursuant to the exercise of Company Stock Options outstanding as of October 28, 2004;

                (v)     cause or permit any amendments to the Company Charter Documents;

                (vi)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                (vii)     sell, lease, license or otherwise dispose of any material properties or assets of the Company or of any of its subsidiaries other than sales, leases, licenses, or dispositions of assets or properties in the ordinary course of business consistent with past practice;

                (viii)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

                (ix)     create, assume or permit the creation of any Encumbrance on any assets of the Company or any of its subsidiaries, other than Permitted Encumbrances;

                (x)     adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                (xi)     settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid by the Company (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000,provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $1,500,000; or

                (xii)     agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in Section 5.1(b)(i) through (xi) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.1. Proxy Statement; Shareholder Approval.

            (a)     The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the proxy statement relating to the Company Shareholders’ Meeting (as defined below) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) in preliminary form (provided that the Purchaser and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and the Company shall use reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 (as defined below) or for additional information and shall supply the Purchaser with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Purchaser shall cooperate in the preparation of the Proxy Statement and shall as soon as practicable following the date hereof furnish the Company with all information for inclusion in the Proxy Statement as shall reasonably be requested by the Company. The Company shall give the Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the Purchaser shall provide the Company with such information about it as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement or the Schedule 13E-3, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement and the Schedule 13E-3 as so corrected to be filed with the SEC, as and to the extent required by applicable Laws. The Company shall cause the Proxy Statement to be mailed to record holders of Company Common Stock as promptly as reasonably practicable after clearance by the SEC, as and to the extent required by applicable Laws. The Purchaser shall, as soon as practicable following the date of this Agreement, prepare and, together with the Company, file with the SEC a Disclosure Statement on Schedule 13E-3 (the “Schedule 13E-3”). The Company shall cooperate in the preparation, signing (to the extent required) and filing of the Schedule 13E-3 and shall as soon as practicable following the date hereof furnish the Purchaser with all information for inclusion in the Schedule 13E-3 as shall be reasonably requested by the Purchaser.

            (b)     Subject to the second sentence of this Section 6.1(b), (i) the Proxy Statement shall contain the unanimous recommendation of the Company’s Board of Directors (excluding any director who recuses himself or herself), acting upon the recommendation of the Special Committee, that the shareholders of the Company vote for the approval of this Agreement and (ii) if there shall have been publicly announced an Acquisition Proposal (as hereinafter defined) and if requested to do so by the Purchaser at any time prior to the Company Shareholders’ Meeting, the Company’s Board of Directors, acting upon the recommendation of the Special Committee, shall (x) within a reasonable period of time following such request (and prior to the Company Shareholders’ Meeting) publicly reaffirm its recommendation that the shareholders of the Company vote for the approval of this Agreement and/or (y) publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal. Notwithstanding the immediately preceding sentence, the Board of Directors or the Special Committee, as the case may be, may at any time prior to shareholder approval of this Agreement decline to make, withdraw, modify or change a recommendation that the shareholders of the Company vote to approve this Agreement to the extent that the Board of Directors or the Special Committee determines in good faith, after consultation with legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders (other than the Contributing Shareholders) under applicable Laws (which declinations, withdrawal, modification or change shall not constitute a breach of this Agreement); provided that (i) the Board of Directors or the Special Committee (as the case may be) shall immediately notify the Purchaser of its determination to so decline, withdraw, modify or change its recommendation (including the reasoning therefor) and (ii) such declination, withdrawal, modification or change shall not relieve the Company of its obligations under Sections 6.1(a) and (c) hereof.

            (c)     The Company shall, as soon as reasonably practicable following the date of execution of this Agreement, duly call, give notice of, and convene a meeting of all of its shareholders for the purpose of seeking their approval of this Agreement (the “Company Shareholders’ Meeting”). The Company shall postpone, adjourn and reconvene the Company Shareholders’ Meeting upon the request of the Purchaser to facilitate obtaining the Company Shareholder Approval. The Company shall use its reasonable efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of approval of this Agreement. Without limiting the foregoing, the Company shall retain a nationally recognized proxy solicitor, reasonably acceptable to the Purchaser, to solicit proxies in favor of the approval of this Agreement from the holders of the outstanding shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting.

            (d)     The Company agrees, as to information with respect to the Company, its officers, directors, shareholders (other than the Contributing Shareholders) and subsidiaries contained in the Proxy Statement or the Schedule 13E-3, and the Purchaser agrees, as to information with respect to the Contributing Shareholders, the Purchaser and its officers, directors, shareholders, subsidiaries and financing contained in the Proxy Statement or Schedule 13E-3, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Company Shareholders’ Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        SECTION 6.2. No Solicitation.

            (a)     The Company and its subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Subject to Section 6.2(b) below, from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party seeking to make, or that has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable notify the Purchaser of such receipt and provide the Purchaser with the identity of the third party making such Acquisition Proposal and a copy of such Acquisition Proposal or a reasonably detailed written summary setting forth the material terms and conditions thereof.

            (b)     Notwithstanding the foregoing, nothing in this Section 6.2 shall prohibit the Company, the Board of Directors and/or the Special Committee, as the case may be, directly or indirectly through advisors, agents or other intermediaries, from (i) engaging in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that makes (and may continue such discussions and negotiations until such third party withdraws) a bona fide unsolicited Acquisition Proposal that the Special Committee in good faith determines constitutes a Superior Proposal (as defined below), (ii) furnishing to such third party nonpublic information relating to the Company or any of its subsidiaries or affording access to the business properties, assets, books or records of the Company or any of its subsidiaries to such third party, (iii) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to them, (iv) following receipt of such an Acquisition Proposal (which the Special Committee determines in good faith constitutes a Superior Proposal), withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of this Agreement and the Merger, (v) approving or recommending such an Acquisition Proposal (which the Special Committee determines in good faith constitutes a Superior Proposal) and/or (vi) taking any action ordered to be taken by the Company by any court of competent jurisdiction if, and only if, all of the following conditions are satisfied: (1) the Board of Directors or the Special Committee, as the case may be, determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s shareholders (other than the Contributing Shareholders) under applicable Laws, (2) prior to furnishing any nonpublic information to, or entering into any discussions with, such person or group, (x) the Company gives the Purchaser at least two business days advance written notice of the identity of such person or group and, if and when an Acquisition Proposal has been made, all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and (y) such third party or group enters into a confidentiality agreement in a form reasonably acceptable to the Board of Directors or the Special Committee, as the case may be, prohibiting the disclosure of such nonpublic information and (3) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to the Purchaser (to the extent such nonpublic information has not been previously furnished by the Company to the Purchaser). The Special Committee may recommend any such Superior Proposal, recommend the Company’s entering into an agreement with respect to any such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or cause the Company to exercise its termination rights under Section 8.4, in each case, at any time after the second business day following delivery to Purchaser of notice of its intention to take such action with respect to the Superior Proposal.

            (c)     For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that the Special Committee determines, in its good faith judgment (after consultation with its financial advisor), would, if consummated, provide greater value from a financial point of view to the Company’s shareholders (other than the Contributing Shareholders) than the transaction contemplated by this Agreement.

            (d)     For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, (i) a proposal or offer for a merger, consolidation, business combination, reorganization, recapitalization, reclassification, extraordinary joint venture or similar transaction involving the Company; (ii) a sale, lease, license or transfer of substantial assets of the Company and its subsidiaries (other than in the ordinary course of business), (iii) a sale of a significant portion of the shares of capital stock of the Company (including by way of a tender offer) or (iv) any liquidation or dissolution of the Company, in each case, other than the transactions contemplated by this Agreement.

        SECTION 6.3. Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its directors, officers, employees, auditors, counsel, financial advisors and other agents, to, upon reasonable notice, to the extent it will not cause a disruption in the business of the Company, (x) allow all designated officers, financial advisors, attorneys, accountants and other representatives of the Purchaser such access as the Special Committee shall determine is reasonable to their officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its subsidiaries; (y) furnish to the Purchaser and its aforementioned representatives such financial, operating and other data and other information as the Special Committee has determined such persons may reasonably request; and (z) instruct certain of its employees, counsel, auditors and financial advisors and other agents to cooperate with the Purchaser and its investigation of the business of the Company and its subsidiaries in such ways as the Special Committee shall determine are reasonable. From the date hereof to the Effective Time, the Purchaser shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct its officers, counsel and financial advisors to cooperate reasonably with the Company in its investigation of the businesses of the Purchaser. Except as may be required (i) by Laws; (ii) in connection with fulfilling its obligations under the terms of this Agreement; (iii) in connection with the defense of or other involvement in any claim or adversarial proceeding relating to the Company, the Purchaser or the transactions contemplated by this Agreement, whether among the Parties or involving any third party; or (iv) as otherwise consented to in writing by the other party, the parties shall, and shall cause their officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, each party shall promptly return or destroy all nonpublic documents obtained from the other party and any copies made of such documents and all documentation and other material prepared based on written nonpublic information furnished by the other party shall be destroyed. If either party receives a request to disclose all or any part of the information obtained pursuant to this Agreement, that party will (i) promptly notify the other party of the existence, terms and circumstances surrounding such request so that the other party may seek a protective order or other appropriate remedy and (ii) in the event no such protective order or other remedy is obtained and disclosure of such information is required, at the other party’s cost and expense, exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion of the disclosed information that the other party so designates. No information or knowledge obtained in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        SECTION 6.4. Financing Efforts.

            (a)     The Purchaser shall use its commercially reasonable efforts to arrange the financing on the terms and conditions described in the Commitment Letter, including its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Purchaser in such definitive agreements that are within its control. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, the Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to the Purchaser (the “Alternative Financing”). The Purchaser shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. The Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

            (b)     The Company shall provide, and will cause each of its subsidiaries and certain of their respective directors, officers, employees, auditors, counsel, financial advisors and other agents to provide, at reasonable times and to the extent it will not cause a disruption in the business of the Company, such cooperation as the Special Committee shall determine is reasonable in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions, road shows, the preparation of any offering memoranda, private placement memoranda, and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, loan agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including comfort letters of accountants, legal opinions and real estate title documentation as may reasonably be requested by the Purchaser or its advisors.

        SECTION 6.5. Public Disclosure. No party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make (i) by Laws; (ii) in connection with fulfilling its obligations under the terms of this Agreement; and (iii) in connection with the defense of or other involvement in any claim or adversarial proceeding relating to Company or the transactions contemplated by this Agreement, whether among the parties or involving any third party, in each such case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

        SECTION 6.6. Reasonable Efforts; Notification.

            (a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied (including in connection with any Assignment of Claims Act matters related to the Company’s government contracts and any filings to obtain guarantees of the Export-Import Bank of the United States for specified indebtedness), (ii) the preparation and filing of the (preliminary and final) Proxy Statement and Schedule 13E-3, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including with respect to antitrust matters, if required) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iv) the obtaining of all necessary consents, approvals or waivers from third parties and consent, in a form reasonably acceptable to the Purchaser, from the holders of all Company Stock Options to the treatment of such Company Stock Options in accordance with Section 2.2(a), (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by or reasonably necessary to give effect to the terms of this Agreement. The Company shall use its reasonable efforts to obtain such consents as are sought in accordance with clause (iv) with respect to any material lease or other Material Contract without material amendment to the terms and conditions (including amounts payable thereunder) thereof as in effect on the date hereof.

            (b)     Each of the Company on the one hand and the Purchaser on the other hand will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting the Company, the Purchaser or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to the Purchaser of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Purchaser shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 6.7. Indemnification.

            (a)     From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each of the individuals who at any time prior to the Effective Time was a director or officer of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any acts or omissions occurring at or prior to the Effective Time, including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement, and promptly advance all reasonable expenses, including reasonable attorneys’ fees, as incurred by or on behalf of an Indemnified Party, and the Surviving Corporation will cooperate in the defense of any such matter.

            (b)     The rights to indemnification and exculpation from liability existing on the date hereof in favor of the present or former directors and officers of the Company or any of its subsidiaries as provided under applicable Laws and the Company Charter Documents as in effect on the date hereof with respect to matters occurring up to and including the Effective Time shall survive the Merger. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such amendment, repeal or modification is required by applicable Laws. From and after the Effective Time, the Company Charter Documents other than the Articles of Incorporation and Bylaws of the Company shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such amendment, repeal or modification is required by applicable Laws.

            (c)     For a period of six (6) years following the Effective Time, the Surviving Corporation shall cause to be maintained in effect directors’ and officers’ liability insurance with reputable and financially sound carriers covering the Indemnified Parties who are currently covered and any other individuals who are currently covered by the Company’s current directors’ and officers’ liability insurance policies (the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) on terms not less favorable to the Insured Parties than those provided under the Company’s directors’ and officers’ liability insurance as of the date of this Agreement.

           (d)     This Section 6.7 is intended to benefit, and shall be enforceable by, the Insured Parties, including the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors, assigns and transferees of the Surviving Corporation assume the obligations set forth in this Section 6.7.

        SECTION 6.8. Treatment of Equity Plans. Company shall cause all Company Stock Option Plans, and all Company Stock Options granted thereunder, all Phantom Share Plans, and all Phantom Shares granted thereunder, the Employee Stock Purchase Plan and the Company’s Retirement and Savings Plan to be treated as set forth in Section 2.2.

        SECTION 6.9. Transfer Tax. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, “Transfer Taxes”). All Transfer Taxes shall be the responsibility of the Surviving Corporation.

        SECTION 6.10. SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall use reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

        SECTION 6.11. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary (i) to delist the Company Common Stock from the Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

        SECTION 6.12. Repatriation of Foreign Cash. The Company shall cooperate with the Purchaser to effectuate the repatriation of the unrestricted cash balances (including any amounts borrowed under the Commitment Letter) from the Company’s direct and indirect foreign subsidiaries for use by the Surviving Corporation to pay a portion of the Merger Consideration at the Effective Time.

        SECTION 6.13. Action by the Purchaser. The Purchaser, its directors, officers or affiliates shall not knowingly or intentionally cause the Company to take action that would reasonably be expected to cause the breach of any Company representation or warranty contained in this Agreement or the failure to fulfill, or the breach of, any covenant, agreement or other obligation of the Company under this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

        SECTION 7.1. Conditions to Obligations of Each Party to Effect the Merger. The obligations of the Company and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in accordance with the provisions of Section 9.4 hereof):

            (a)     No preliminary or permanent injunction or other order, decree, judgment or provision of applicable Laws shall have been entered and remain in effect by any Governmental Entity which prevents the consummation of the Merger.

            (b)     There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit the consummation of the Merger.

            (c)     The Company and the Purchaser shall have obtained all (i) consents and approvals from Governmental Entities necessary or required for the consummation of the transactions contemplated under this Agreement, the absence of which would have a Company Material Adverse Effect or would prevent the consummation of the Merger or the transactions contemplated hereby, and (ii) the consents and approvals from the third parties identified on Schedule 7.1(c) attached hereto, all on terms and conditions reasonably satisfactory to the Purchaser.

            (d)     The Company shall have obtained the following votes of its shareholders approving this Agreement (collectively, the “Company Shareholder Approval”): (i) the affirmative vote of not less than 80 percent (80%) of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single voting group; (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the Company Shareholders’ Meeting by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock not beneficially owned by the Purchaser, or any of the Contributing Shareholders or otherwise beneficially owned by a significant shareholder that is a party to the Merger or an affiliate or associate thereof (as such terms are used in Section 180.1131 of the WBCL) voting together as a single voting group; (iii) the affirmative vote of not less than a majority of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class A Common Stock, voting as a separate voting group; and (iv) the affirmative vote of not less than a majority of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class B Common Stock, voting as a separate voting group, in each case at a duly held meeting of shareholders called for the purpose of voting on this Agreement.

        SECTION 7.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 9.4 hereof):

            (a)     The Purchaser shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Purchaser at or prior to the Closing Date.

            (b)     The representations and warranties of the Purchaser contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not have a Purchaser Material Adverse Effect. The Company shall have received a certificate of an executive officer of the Purchaser, dated the Closing Date, certifying to such effect.

            (c)     The Special Committee shall have received (as an addressee) the opinion contemplated by the Commitment Letter of an independent advisor as to solvency of the Surviving Corporation.

        SECTION 7.3. Conditions to Obligations of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Purchaser in accordance with the provisions of Section 9.4 hereof):

            (a)     The Company shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and the Purchaser shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

            (b)     The representations and warranties of the Company contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not have a Company Material Adverse Effect. The Purchaser shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

            (c)     On or prior to the Closing Date, each member of the Special Committee shall have delivered a written letter of resignation to the Company’s Board of Directors, effective as of the Effective Time.

            (d)     The Purchaser and/or the Surviving Corporation (and/or subsidiaries thereof) shall have received the funding contemplated by the Commitment Letter.

ARTICLE VIII

TERMINATION

        SECTION 8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by mutual written consent of the Purchaser and the Company (acting under the direction of the Special Committee) for any reason.

        SECTION 8.2. Termination by Either Party. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by either the Company (acting under the direction of the Special Committee) or the Purchaser if:

            (a)     the Merger has not been consummated on or before March 31, 2005 (the “Termination Date”), provided, that this right to terminate this Agreement shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by the Termination Date;

            (b)     there shall be any Law of any Governmental Entity that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (c)     at the Company Shareholders’ Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained.

        SECTION 8.3. Termination by the Purchaser. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by the Purchaser if:

            (a)     the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), the failure of such representations and warranties to be so true and correct has, or would reasonably be expected to have, a Company Material Adverse Effect and such failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Purchaser to the Company and (y) the Termination Date;

            (b)     the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Purchaser to the Company and (y) the Termination Date; or

            (c)     (i) the Special Committee or the Board of Directors withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to the Purchaser, or (ii) the Special Committee shall have recommended to the Board of Directors or the Company’s shareholders an Acquisition Proposal other than the Merger, or (iii) the Special Committee or the Board of Directors fails to reconfirm its recommendation of this Agreement to the Company’s shareholders within ten days after a reasonable written request by the Purchaser to do so, or (iv) the Special Committee or the Board of Directors fails to cause the Company to convene and hold the Company Shareholders’ Meeting on or prior to the 10th day prior to the Termination Date, or (v) the Special Committee or the Board of Directors resolves to do any of the foregoing.

        SECTION 8.4. Termination by the Company. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by the Company (acting under the direction of the Special Committee) if:

            (a)     the representations and warranties of the Purchaser set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), the failure of such representations and warranties to be so true and correct in the aggregate would have a Purchaser Material Adverse Effect and such failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to the Purchaser and (y) the Termination Date;

            (b)     the Purchaser shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to the Purchaser and (y) the Termination Date;

            (c)     prior to approval of the Merger at the Company Shareholders’ Meeting, the Board of Directors, acting upon the recommendation of the Special Committee, shall have approved a Superior Proposal, but only if prior to termination under this subsection, the Company shall have complied with the provisions of Section 6.2.

        SECTION 8.5. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in Section 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, shareholders, members or managers, except, subject to Section 9.1, nothing herein shall relieve any party from liability for any intentional breach hereof.

        SECTION 8.6. Expenses.

            (a)     Except as otherwise provided in Section 8.6(b), if the Merger is not consummated, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, the Surviving Corporation shall be responsible for all of the parties’ fees and expenses (including legal, accounting and investment banking fees and expenses).

            (b)     Upon the termination of this Agreement (i) by the Company pursuant to Section 8.4(c) or (ii) by the Purchaser pursuant to Section 8.3(b) as a result of the Company’s material breach of its obligations under Sections 6.1 or 6.2 hereof or (iii) by the Purchaser pursuant to Section 8.3(c) to the extent an Acquisition Proposal is outstanding at the time of such termination, then in each such case, the Company shall reimburse the Purchaser for documented out-of-pocket expenses actually and reasonably incurred by the Purchaser and its affiliates in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of such persons’ counsel, accountants and financial advisors) in an aggregate amount not to exceed $3,000,000 (“Expense Reimbursement”). The payment of the Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by the Purchaser or by check if the Purchaser fails to designate an account, in either case (except as otherwise specifically provided herein) within ten (10) days following written demand from the Purchaser to the Company.

            (c)     The Company acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.6, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the Expense Reimbursement set forth in Section 8.6, the Company shall pay to the Purchaser its documented out-of-pocket expenses actually and reasonably incurred (including attorneys’ fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including any confidentiality obligations contained herein. Notwithstanding anything to the contrary contained in this Agreement except as expressly contemplated by Article VIII, none of the Company, its subsidiaries, or any of their respective affiliates, directors or officers shall have any liability or obligation whatsoever to the Purchaser or any of its respective affiliates or any Contributing Shareholder (a) for any breach or inaccuracy of any representation or warranty made in this Agreement, other than for an intentional breach or misrepresentation or (b) for any breach of or failure to perform any covenant of the Company unless, and then only to the extent, the conduct constituting such breach or such failure to perform was expressly authorized after the date hereof by the Board of Directors or the Special Committee.

        SECTION 9.2. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made, and shall be effective, on the date such notices, claims, demands or other communications, as the case may be, are delivered to the recipient thereof in person, by a commercial delivery service or by facsimile (receipt confirmed) at the following addresses or facsimile numbers:

            (a)     If to the Purchaser:

JO Acquisition Corp. 555 Main Street, Suite 500 Racine, WI 53403-4616 Attn: Helen P. Johnson-Leipold and Roy T. George Tel: (262) 260-2000 Fax: (262) 260-5339

With a copy to:

McDermott Will & Emery LLP 28 State Street Boston, MA 02109 Attn: John B. Steele and Patricia A. Johansen Tel: (617) 535-4000 Fax: (617) 535-3800

            (b)     If to the Company:

Members of the Special Committee of the Board of Directors Johnson Outdoors Inc. 555 Main Street Racine, WI 53403 Attn: Thomas F. Pyle, Jr. Tel: (608) 245-3701 Fax: (608) 245-3717

With a copy to:

Johnson Outdoors Inc. 555 Main Street Racine, WI 53403 Attn: Alisa Swire Tel: (262) 631-6644 Fax: (262) 631-6610

and to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 Attn: Charles W. Mulaney, Jr. and Susan S. Hassan Tel: (312) 407-0700 Fax: (312) 407-0411

or to such other addresses as the person to whom such notice is given may have previously furnished to the others in writing in the manner set forth above.

        SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by each of the Purchaser and the Company (under the direction of the Special Committee in the case of the Company) at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.4. Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may (under the direction of the Special Committee in the case of the Company), with respect to the other parties hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 9.5. Interpretation; Certain Defined Terms.

            (a)     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to this Agreement include all Schedules, Appendixes and Exhibits attached hereto.

            (b)     For purposes of this Agreement, the terms “knowledge” or “knows” mean (i) with respect to the Company, with respect to any matter in question, the actual knowledge, after reasonable inquiry of such matter, of Paul A. Lehmann, Jervis B. Perkins and Alisa Swire and (ii) with respect to the Purchaser, with respect to any matter in question, the actual knowledge, after reasonable inquiry of such matter, of Helen P. Johnson-Leipold and Roy T. George.

            (c)     For purposes of this Agreement, the term “Company Material Adverse Effect” means, for all purposes of this Agreement, any effect, circumstance or change that, individually or in the aggregate, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; providedhowever, that the events, effects, circumstances or changes that are generally applicable to (i) the industries and markets in which the Company and its subsidiaries operate, (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and providedfurther, that any adverse effects, circumstances or changes on the Company or its subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect.

            (d)     For purposes of this Agreement, the term “Purchaser Material Adverse Effect” means, for all purposes of this Agreement, any effect, circumstance or change that, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent the Purchaser from performing its obligations under this Agreement; provided,however, that the effects, circumstances or changes that are generally applicable to (i) the industries and markets in which the Purchaser and its affiliates operate, (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Purchaser Material Adverse Effect.

            (e)     For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (f)     For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

        SECTION 9.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        SECTION 9.7. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.7.

        SECTION 9.8. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, unless the parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        SECTION 9.9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 9.11. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        SECTION 9.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights hereunder to any of its affiliates provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

* * * * *

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

JOHNSON OUTDOORS INC.
By: /s/ Paul A. Lehmann
Name: Paul A. Lehmann
Title: Vice President and Chief Financial Officer
JO ACQUISITION CORP.
By: Helen Johnson-Leipold
Name: Helen Johnson-Leipold
Title: President and Chief Executive Officer

Exhibit A:

Form of Voting Agreement

VOTING AGREEMENT

by and

among

JO ACQUISITION CORP.

and

THE SHAREHOLDERS NAMED HEREIN

dated as of October 28, 2004

VOTING AGREEMENT

        Voting Agreement, dated as of October 28, 2004 (the “Agreement”), by and among Helen P. Johnson-Leipold, Imogene P. Johnson, H. Fisk Johnson, S. Curtis Johnson, Winifred J. Marquart, JWA Consolidated, Inc., a Delaware corporation, Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 (the “Trust”) and Johnson Bank, a Wisconsin state bank (collectively, including the Trust, the “Shareholders,” and each individually, a “Shareholder”), and JO Acquisition Corp., a Wisconsin corporation (“Purchaser”).

        WHEREAS, concurrently with the execution of this Agreement, Johnson Outdoors Inc., a Wisconsin corporation (the “Company”) and Purchaser are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Purchaser will be merged with and into the Company (the “Merger”);

        WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the number of shares of Class A Common Stock, par value $0.05 per share, of the Company (“Class A Common Stock”) and Class B Common Stock, par value $0.05 per share, of the Company (“Class B Common Stock” and, together with the Class A Common Stock, “Company Common Stock”) set forth opposite such Shareholder’s name on Schedule I hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock, sole or shared voting power over which is acquired by such Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Common Shares”);

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Shareholders enter into this Agreement whereby each Shareholder commits to cause the Subject Common Shares over which such Shareholder has sole voting power, and to use its best efforts to cause the Subject Common Shares over which such Shareholder has joint voting power, to be voted in favor of the Merger on the terms and subject to the conditions of this Agreement;

        WHEREAS, as a further condition to the Merger Agreement, the Shareholders and Purchaser are entering into a Contribution Agreement, dated as of the date hereof in substantially the form attached as Appendix II to the Merger Agreement (the “Contribution Agreement”).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I
VOTING MATTERS

        Section 1.1 Agreement to Vote. Each Shareholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any duly called meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, such Shareholder shall, if a meeting is held, appear at the meeting and any adjournment or postponement thereof, in person or by proxy, or otherwise cause the Subject Common Shares over which such Shareholder has sole voting power (and use its best efforts to cause the Subject Common Shares over which such Shareholder has joint voting power) to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or consent the Subject Common Shares over which such Shareholder has sole voting power (and cause to be voted or consented the Subject Common Shares over which such Shareholder has joint voting power), in person or by proxy, (a) in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (b) in favor of any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement, (c) against any action or agreement submitted for approval of the shareholders of the Company that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Shareholder under this Agreement and (d) except as otherwise agreed in writing by the Company, against any action, agreement, transaction or proposal submitted for approval of the shareholders of the Company that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the Merger Agreement. Any vote by such Shareholder that is not in accordance with this Section 1.1 shall be considered null and void. Such Shareholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses (a), (b) or (c) of this Section 1.1.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each of the Shareholders hereby severally represents and warrants to the Purchaser as follows with respect to itself only:

        Section 2.1 Corporate Existence; Authorization. If such Shareholder is a business organization, such Shareholder is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Shareholder is a natural person, such Shareholder has the capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

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        Section 2.2 No Conflict; Required Filings and Consents.

            (a)     The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate the articles of incorporation, limited liability company agreement or equivalent organizational documents, as the case may be, of such Shareholder, (ii) conflict with or violate any Laws applicable to such Shareholder or by which such Shareholder or any of its properties is bound or (iii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or impair such Shareholder’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any Subject Common Shares (other than pursuant to this Agreement) or other properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which such Shareholder is a party or by which it is bound (including any trust agreement, voting agreement, shareholders’ agreement or voting trust) or (iv) violate any order, writ, injunction, judgment or decree of any Governmental Entity applicable to such Shareholder, except, in the case of clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights that would not prevent or materially delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            (b)     The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

        Section 2.3 Ownership of Shares. Such Shareholder is the record or beneficial owner of, and has good title to, the Subject Common Shares set forth opposite its name on Schedule I. Such Shareholder, together with its affiliates, if any, or another Shareholder, has sole or shared voting power, and sole or shared power of disposition, with respect to all of such Subject Common Shares, and such Subject Common Shares are free and clear of all Liens, other than as set forth in Section 4.1(b) or any Liens in favor of one or more other Shareholders or created by this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Common Shares, it being understood and agreed that any proxy granted by a Shareholder to one or more of the other Shareholders shall not be deemed to be inconsistent with this Agreement unless it would result in the voting of Subject Common Shares in a manner inconsistent with Section 1.1 of this Agreement or prevent the voting in accordance with Section 1.1 of this Agreement of Subject Common Shares.

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        Section 2.4 Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Entity that could impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to each Shareholder as follows:

        Section 3.1 Corporate Authorization. Purchaser is duly organized and validly existing under the Laws of the State of Wisconsin and has all requisite power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

        Section 3.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) conflict with or violate Purchaser’s articles of incorporation or bylaws, (b) conflict with or violate any Laws applicable to Purchaser or by which Purchaser or any of its properties is bound, (c) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Purchaser is a party or by which it is bound or (d) violate any order, writ, injunction, judgment or decree of any Governmental Entity, except, in the case of clauses (b), (c) and (d), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights that would not prevent or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. Other than filings required under the Exchange Act, the execution and delivery of this Agreement by Purchaser and the performance of this Agreement by Purchaser do not require any filing with, permit, authorization, notification, consent or approval of, any Governmental Entity.

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ARTICLE IV
COVENANTS OF THE SHAREHOLDERS

        Each Shareholder severally, but not jointly and severally, hereby covenants and agrees as follows with respect to itself only:

        Section 4.1 Restriction on Transfer of Shares.

            (a)     Such Shareholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Subject Common Shares or any interest therein (any of the foregoing, a “Transfer”), except to any affiliate of such Shareholder or to another Shareholder, provided in the case of a Transfer to an affiliate that such affiliate agrees in writing to be bound by the terms of this Agreement, or Transfers which occur by operation of law, with the Company’s prior written consent or to Purchaser immediately prior to the Effective Time in accordance with the Contribution Agreement, (ii) grant any proxies or powers of attorney (other than to an affiliate of such Shareholder that agrees in writing to be bound by the terms of this Agreement or to another Shareholder or other Shareholders) with respect to the Subject Common Shares, deposit any of the Subject Common Shares into a voting trust or enter into any other voting arrangement (other than with an affiliate of such Shareholder that agrees in writing to be bound by the terms of this Agreement or with another Shareholder or other Shareholders) or permit to exist any other Lien of any nature whatsoever with respect to the Subject Common Shares (other than such other Liens created by or arising under this Agreement or existing by operation of law), (iii) exercise the right to convert any shares of Class B Common Stock into shares of Class A Common Stock or (iv) commit or agree to take any of the foregoing actions.

            (b)     Notwithstanding anything to the contrary set forth herein, transfers of an aggregate of up to 450,000 shares of Class A Common Stock held of record by the Trust in satisfaction of pecuniary bequests existing on the date hereof shall not be a breach of this Agreement or deemed to be transfers prohibited hereby, provided that contemporaneously with any such transfer, an amount in cash equal to the product of the number of shares of Class A Common Stock so transferred multiplied by the Merger Consideration is contributed to Purchaser.

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        Section 4.2 Contribution Agreement. Such Shareholder agrees to comply with the terms and conditions of the Contribution Agreement.

        Section 4.3 Certain Events. Such Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Common Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Common Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s administrators, successors or receivers.

ARTICLE V
MISCELLANEOUS

        Section 5.1 Termination. This Agreement shall automatically terminate, and none of Purchaser or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the mutual consent of all of the parties hereto, (b) the Effective Time and (c) the date of termination of the Merger Agreement in accordance with its terms.

        Section 5.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 5.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

        Section 5.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on receipt if transmitted by national overnight courier, in each case as follows:

If to Purchaser or any Shareholder:

JO Acquisition Corp. 555 Main Street, Suite 500 Racine, WI 53403-4616 Attn: Helen P. Johnson-Leipold and Roy T. George Tel: (262) 260-2000 Fax: (262) 260-5339

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With a copy to:

McDermott Will & Emery LLP 28 State Street Boston, MA 02109 Attn: John B. Steele and Patricia A. Johansen Tel: (617) 535-4000 Fax: (617) 535-3800

        Section 5.4 Appraisal Rights. To the extent permitted by applicable Laws, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable Laws.

        Section 5.5 Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expenses.

        Section 5.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 5.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

        Section 5.10 Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.

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        Section 5.11 Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

        Section 5.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            (a)     This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            (b)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Wisconsin in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Laws. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Laws.

            (c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT MAY INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12(c).

        Section 5.13 Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

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        Section 5.14 Stop Transfer Order. In furtherance of this Agreement, each Shareholder shall and does hereby authorize and request that the Company instruct its transfer agent to enter a stop transfer order, consistent with the terms of this Agreement and subject to such transfers as may be permitted by the express terms hereof, with respect to all of the Subject Common Shares beneficially owned by such Shareholder.

        Section 5.15 Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        Section 5.16 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary set forth herein, none of the covenants and agreements contained in this Agreement shall prevent any Shareholder from serving as an officer of the Company or a member of the Company’s Board of Directors, or from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer or a director of the Company.

        Section 5.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 5.18 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

9

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

________________________________________
Helen P. Johnson-Leipold
________________________________________
Imogene P. Johnson
________________________________________
H. Fisk Johnson
________________________________________
S. Curtis Johnson
________________________________________
Winifred J. Marquart
JWA CONSOLIDATED, INC.
By:______________________________________
Name:
Its:
SAMUEL C. JOHNSON 1988 TRUST NUMBER ONE U/A SEPTEMBER 14, 1988
By:______________________________________
Name: Imogene P. Johnson
Its: Co-Trustee

JOHNSON BANK
By:______________________________________
Name:
Its:
JO ACQUISITION CORP.
By:______________________________________
Name:
Its:

Schedule I

Subject Common Shares

Shareholder	Subject Common Shares
	Sole Voting/ Dispositive Power		Shared Voting/ Dispositive Power[1]
	Class A Common Stock[2]	Class B Common Stock	Class A Common Stock	Class B Common Stock
Helen P. Johnson-Leipold	323,444	0	340,786	1,066,722
Imogene P. Johnson	32,288	0	2,354,529	1,062,330
H. Fisk Johnson	387,596	0	145,679	1,070,114
S. Curtis Johnson	29,009	0	150,886	1,047,330
Winifred J. Marquart	20	0	68,200	19,008
JWA Consolidated, Inc.	114,464	0	0	1,037,330
Samuel C. Johnson 1988 Trust
Number One u/a September 14,
1988	0	0	2,354,529	1,062,330
Johnson Bank	71,724	47,780	2,747,964	76,184

[1]	Represents an aggregate total of 2,777,964 shares of Class A Common Stock and 1,123,514 shares of Class B Common Stock over which one or more of the Shareholders together hold 100% of the voting and dispositive power.

[2]	Excludes options to acquire shares held of record by Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988.

Appendix I:
Matters Relating to
Johnson Outdoors Inc.
Worldwide Key Executive Phantom Share Long Term Incentive Plan

FIRST AMENDMENT

TO THE JOHNSON OUTDOORS INC.

WORLDWIDE KEY EXECUTIVE PHANTOM

SHARE LONG-TERM INCENTIVE PLAN

        This First Amendment (the “Amendment”), to the Johnson Outdoors Inc. Worldwide Key Executive Phantom Share Long-Term Incentive Plan (the “Plan”) hereby amends the Plan as follows, effective as of the Effective Time, as defined in the Agreement and Plan of Merger dated as of October 28, 2004 by and between Johnson Outdoors Inc. and JO Acquisition Corp.

1.	The last sentence of Section 5(b) shall be deleted and replaced with the following:

“For the purposes of the Plan, the “fair market value” of one share of Common Stock means, on any given date, the fair market value of a share of Common Stock as determined in good faith by the Committee.”

2.	Effectiveness of Plan. Except as expressly amended herein, the Plan shall continue in full force and effect and is hereby ratified and confirmed in all respects as of the date hereof.

        IN WITNESS WHEREOF, this Amendment to the Plan is adopted as of ________, 200_.

Committee, Worldwide Key Executive
Phantom Share Long-Term Incentive Plan
__________________________________
By:
Title:

I-1

Appendix II:

Contribution Agreement

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 28, 2004 (the “Effective Date”), is made by and between JO Acquisition Corp., a Wisconsin corporation (“Acquisition Corp.”), and each party listed on Schedule I hereto, as such schedule may be amended from time to time to reflect additional persons who become parties hereto (each, a “Beneficial Holder” and collectively, the “Beneficial Holders”).

W I T N E S S E T H:

        WHEREAS, each Beneficial Holder holds, directly or indirectly and either individually or jointly, the voting and dispositive power over the issued and outstanding shares of Class A Common Stock, par value $0.05 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.05 per share (“Class B Common Stock” and together with the Class A Shares “Company Common Stock”), of Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), set forth opposite such Beneficial Holder’s name on Schedule I hereto (collectively, the “Contribution Shares”); and

        WHEREAS, Acquisition Corp. and the Company are parties to that certain Agreement and Plan of Merger, dated as of October 28, 2004 (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company and the issued and outstanding Company Common Stock, options and other convertible securities of the Company will be cancelled or converted in accordance with the terms of the Merger Agreement (the “Merger”); and

        WHEREAS, as a condition to the Merger Agreement, each Beneficial Holder is entering into this Agreement pursuant to which the Contribution Shares will be contributed to Acquisition Corp. in consideration of the issuance by Acquisition Corp. of an equivalent number of the shares of the common stock of Acquisition Corp. (the “Acquisition Corp. Shares”); and

        WHEREAS, Acquisition Corp. and the Beneficial Holders intend that the transfer of property by the Beneficial Holders to Acquisition Corp. as set forth herein will constitute the transfer of property within the meaning of section 351(a) of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

        1.    Contribution of Company Common Stock.

            (a)     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, on the Contribution Date (as defined in Section 2 below), each Beneficial Holder shall, severally and not on behalf of any other Beneficial Holder, contribute, transfer, assign, convey and deliver (or cause to be contributed, transferred, assigned, conveyed and delivered) to Acquisition Corp. those Contribution Shares over which such Beneficial Holder is the record holder or holds sole voting and dispositive power, and shall use his, her or its best efforts to cause to be contributed, transferred, assigned, conveyed and delivered to Acquisition Corp. those Contribution Shares over which such Beneficial Holder has shared or otherwise indirect or shared voting and dispositive power, in each case, in consideration for receipt of Acquisition Corp. Shares by the record holder of such Contribution Shares (such contribution, transfer, assignment, conveyance and delivery of all of the Contribution Shares that are the subject of this Agreement being referred to hereinafter as the “Contribution”) free and clear of any lien, pledge, security interest or other encumbrance (collectively “Liens”) other than Liens in favor of one or more of the other parties hereto, the Company or as provided by Section 180.0622(2)(b) of the Wisconsin business corporation law (“WBCL”).

            (b)     Notwithstanding anything to the contrary set forth herein, transfers of an aggregate of up to 450,000 shares of Class A Common Stock held of record by the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988, in satisfaction of pecuniary bequests existing on the date hereof, shall not be a breach of this Agreement or deemed to be transfers prohibited hereby, provided that contemporaneously with any such transfer, an amount in cash equal to the product of the number of shares of Class A Common Stock so transferred multiplied by the Merger Consideration (as defined in the Merger Agreement) is contributed to Acquisition Corp.

        2.    Contribution Date. Consummation of the Contribution and the issuance by Acquisition Corp. of the Acquisition Corp. Shares shall take place at the offices of McDermott Will & Emery LLP, Chicago, Illinois, or at such other place as the parties hereto may mutually agree, after the last of the conditions set forth in Article VII of the Merger Agreement has been fulfilled or waived, or at such earlier time as the parties hereto may agree, but in any event prior to the Effective Time (as defined in the Merger Agreement) (the “Contribution Date”).

            (a)    Action by Beneficial Holders. Subject to the terms and conditions set forth herein, on the Contribution Date:

                (i)     each Beneficial Holder shall, severally and not on behalf of any other Beneficial Holder, cause to be delivered to Acquisition Corp. stock certificates representing the Contribution Shares over which such Beneficial Holder is the record holder or holds sole or shared voting and dispositive power, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank;

                (ii)     if any Contribution Shares are held in the name of a record holder other than the Beneficial Holder (each, a “Record Holder”), on the Contribution Date, the Beneficial Holder shall use its best efforts to cause such Record Holder to become party to this Agreement by executing a counterpart signature page and joinder agreement hereto, in a form reasonably satisfactory to Acquisition Corp.; and

                (iii)     if any Contribution Shares are held in “street name”, such Beneficial Holder agrees to arrange for appropriate transfer to Acquisition Corp. hereunder.

            (b)    Action by Acquisition Corp. Subject to the terms and conditions herein contained, on the Contribution Date, Acquisition Corp. shall issue and deliver to each Beneficial Holder (or appropriate Record Holder, as the case may be) such documents as the Beneficial Holder may reasonably request, evidencing the Acquisition Corp. Shares issued to the Beneficial Holder (or Record Holder, as the case may be) in consideration of the Contribution.

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        3.    Unwind if Merger Terminated. In the event that the Contribution is consummated but the Merger Agreement is terminated in accordance with its terms, then promptly following such termination, each Beneficial Holder and Record Holder shall assign, transfer, convey and deliver to Acquisition Corp. the number of Acquisition Corp. shares received by him, her or it pursuant to this Agreement and, in exchange therefor, Acquisition Corp. shall assign, transfer, convey and deliver to such Beneficial Holder (or Record Holder, as the case may be) the Contribution Shares so contributed by him, her or it to Acquisition Corp. on the Contribution Date.

        4.    Representations And Warranties of the Parties.

            (a)    Representations of the Beneficial Holders. Each Beneficial Holder and each Record Holder who becomes a party hereto, severally and not jointly, represents and warrants to Acquisition Corp. as follows:

                (i)    Authority. Such Beneficial Holder (or Record Holder, as the case may be) has the capacity, or, in the case of a person other than a natural person acting as an individual, has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                (ii)    Validity and Enforceability. This Agreement has been duly executed and delivered by such Beneficial Holder (or such Record Holder who becomes a party hereto, as the case may be) and, assuming due authorization, execution and delivery by Acquisition Corp., represents the legal, valid and binding obligation of such Beneficial Holder or such Record Holder enforceable against such Beneficial Holder or Record Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles. Except as contemplated hereby, no further action on the part of such Beneficial Holder or Record Holder is or will be required in connection with the transactions contemplated hereby.

                (iii)    Title. Such Beneficial Holder (or such Record Holder, as the case may be) has good and marketable title to the number of Contributed Shares set forth opposite such Beneficial Holder’s name on Schedule I hereto (or set forth in the document by which such Record Holder became a party hereto, as the case may be), free and clear of any and all Liens other than as set forth in Section 1(b) or Liens in favor of the Company or one or more of the other parties hereto or as provided by Section 180.0622(2)(b) of the WBCL. Upon the consummation of the transactions contemplated by this Agreement, Acquisition Corp. will acquire good and valid title to the Contributed Shares contributed by such Beneficial Holder or Record Holder, free and clear of all Liens, other than Liens in favor of the Company or one or more of the other parties hereto or as provided by Section 180.0622(2)(b) of the WBCL.

3

                (iv)    No Conflict. Except as contemplated hereby, the execution and delivery of this Agreement by such Beneficial Holder or Record Holder does not, and the performance by such Beneficial Holder or Record Holder of his or her obligations under this Contribution Agreement and the consummation of the transactions contemplated hereby will not (A) violate, conflict with or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which such Beneficial Holder or Record Holder is a party, (B) result in the creation of any Liens upon the Contributed Shares or any of the assets or properties of such Beneficial Holder or Record Holder or (C) require such Beneficial Holder or Record Holder to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of any contract to which such Beneficial Holder or Record Holder is a party or by which any of his or her properties is bound.

                (v)    Consents. No consent, approval or authorization of any person or federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality (each, a “Governmental Entity”) is required in connection with the execution and delivery by such Beneficial Holder or Record Holder of this Agreement or the consummation of the transactions contemplated hereby.

                (vi)    Investment Intent. Such Beneficial Holder (or Record Holder, as the case may be) represents that he, she or it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), that the Acquisition Corp. Shares are being acquired for the account of the Beneficial Holder or the Record Holder, as applicable, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable law. Such Beneficial Holder or Record Holder acknowledges that the Acquisition Corp. Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or unless an exemption from such registration is available. Such Beneficial Holder or Record Holder (A) has knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Acquisition Corp., (B) has received and reviewed certain information concerning the Acquisition Corp. and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent of an investment in the Acquisition Corp. and (C) is able to bear the economic risk of its investment in the Acquisition Corp. and the Acquisition Corp. and in that, among other factors, such Beneficial Holder or Record Holder can afford to hold the Acquisition Corp. for an indefinite period and can afford a complete loss of its investment in the Acquisition Corp.

            (b)    Representations of Acquisition Corp. Acquisition Corp. represents and warrants to each Beneficial Holder and to each Record Holder who becomes a party hereto as follows:

               (i)    Organization; Power and Authority. Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Acquisition Corp. has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4

                (ii)    Validity and Enforceability. This Agreement has been duly executed and delivered by Acquisition Corp. and, assuming due authorization, execution and delivery by each Beneficial Holder and each Record Holder, represents the legal, valid and binding obligation of Acquisition Corp. enforceable against Acquisition Corp. in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles. No further action on the part of Acquisition Corp. is or will be required in connection with the transactions contemplated hereby.

                (iii)    No Conflict. The execution and delivery of this Agreement by Acquisition Corp. does not, and the performance by Acquisition Corp. of its obligations under this Contribution Agreement and the consummation of the transactions contemplated hereby will not (A) violate or conflict with Acquisition Corp.‘s articles of incorporation or bylaws or any law, order, judgment or decree, applicable to Acquisition Corp. or by which it is bound, (B) violate, conflict with or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which Acquisition Corp. is a party, or (C) result in the creation of any Liens upon the assets or properties of Acquisition Corp.

                (iv)    Consents. No consent, approval or authorization of any person or Governmental Entity is required in connection with the execution and delivery by Acquisition Corp. of this Agreement or the consummation of the transactions contemplated hereby.

                (v)    Issuance of Acquisition Corp. Shares. As of the Contribution Date, and after giving effect to the transactions contemplated hereby, issuance to the Beneficial Holders and/or the Record Holders, as applicable, of the shares of Acquisition Corp. upon satisfaction of all of the conditions contemplated herein and the consummation of the Contribution will have been duly authorized, and such shares will be validly issued, fully paid and non-assessable(subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof); will have been offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities laws; and will not be subject to any preemptive rights.

        5.    Assumption of Liabilities and Expenses. As of the date hereof, J Venture Management, Inc. (“JVM”) and certain of the Beneficial Holders have incurred out-of-pocket expenses and other obligations in connection with the investigation, evaluation, offer, negotiation, financing and other actions on behalf of the Beneficial Holders in relation to the Merger, the financing thereof and the transactions contemplated by this Agreement and by the Merger Agreement, including but not limited to the costs and expenses of financial and legal advisors, and JVM and the Beneficial Holders expect to incur additional costs and expenses in order to consummate the Merger and the transactions contemplated by this Agreement and the Merger Agreement (collectively, the “Obligations”). Acquisition Corp. hereby agrees (1) to reimburse the Beneficial Holders and JVM for all of the Obligations, and (2) to assume such Obligations and to indemnify and hold JVM and the Beneficial Holders harmless from and against any and all claims and liabilities arising in connection therewith or resulting therefrom.

5

        6.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary set forth herein, none of the covenants and agreements contained in this Agreement shall prevent any Beneficial Holder from serving as an officer of the Company or a member of the Company’s Board of Directors, or from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer or a director of the Company.

        7.    Miscellaneous Provisions.

            (a)    Beneficial Holder Acting Individually. In executing this Agreement, each Beneficial Holder is acting individually, and not jointly with other similarly situated owners of Company Common Stock.

            (b)    No Shared Voting or Disposition Authority. By entering into this Agreement, the Beneficial Holder does not agree to confer upon any other person or share the power to dispose or vote or direct the disposition or voting of his, her or its Company Common Stock.

            (c)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

            (d)    Amendment; Binding Effect. This Agreement may only be amended by a written instrument executed by Acquisition Corp. and a majority-in-interest of the Beneficial Holders. This Agreement shall inure to the benefit of and bind the respective parties, successors and assigns.

            (e)    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), or hand delivery, addressed to Acquisition Corp. or to the Beneficial Holder, as the case may be, as set forth on Schedule II hereto.

            (f)    Waiver. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

            (g)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

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            (h)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the principles of conflicts of law thereof.

            (i)    Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            (j)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            (k)    Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that to the extent Acquisition Corp. receives Expense Reimbursement (as defined in the Merger Agreement) from the Company, then the obligations of Acquisition Corp. under Section 5 shall continue notwithstanding termination.

[Signature page follows.]

7

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date set forth below.

JO ACQUISITION CORP.
By: /s/ Helen Johnson-Leipold
Name: /s/ Helen Johnson-Leipold
Its: President and Chief Executive Officer

Beneficial Holders:
/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold
/s/ Imogene P. Johnson
Imogene P. Johnson
/s/ Fisk Johnson
H. Fisk Johnson
/s/ S. Curtis Johnson
S. Curtis Johnson
/s/ Winifred J. Marquart
Winifred J. Marquart
JOHNSON BANK
By: /s/ Brian Lucareli
Name: Brian Lucareli
Title: Senior Vice President

Beneficial Holders:
JWA CONSOLIDATED, INC.
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Title: President
SAMUEL C. JOHNSON 1988 TRUST NUMBER ONE U/A SEPTEMBER 14, 1988
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Title: Co-Trustee

Schedule I

Contribution Shares

Beneficial Holder	Contribution Shares
	Sole Voting/ Dispositive Power		Shared Voting/ Dispositive Power[2]
	Class A Common Stock[1]	Class B Common Stock	Class A Common Stock	Class B Common Stock
Helen P. Johnson-Leipold	323,444	0	340,786	1,066,722
Imogene P. Johnson	32,288	0	2,354,529	1,062,330
H. Fisk Johnson	387,596	0	145,679	1,070,114
S. Curtis Johnson	29,009	0	150,886	1,047,330
Winifred J. Marquart	20	0	68,200	19,008
Johnson Bank	71,724	47,780	2,747,964	76,184
JWA Consolidated, Inc.	114,464	0	0	1,037,330
Samuel C. Johnson 1988 Trust
Number One u/a September
14, 1988	0	0	2,354,529	1,062,330

1       Excludes options to acquire shares held of record by Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988.

2       Represents shares over which one or more of the Beneficial Holders together hold 100% of the voting and dispositive power; represents an aggregate total of 2,777,964 shares of Class A Common Stock and 1,123,514 shares of Class B Common Stock.

Schedule II

Beneficial Holder	Address
Helen P. Johnson-Leipold	555 Main St., Racine, WI
Imogene P. Johnson	555 Main St., Racine, WI
H. Fisk Johnson	555 Main St., Racine, WI
S. Curtis Johnson	555 Main St., Racine, WI
Winifred J. Marquart	555 Main St., Racine, WI
Johnson Bank	555 Main St., Racine, WI
JWA Consolidated, Inc.	555 Main St., Racine, WI
Samuel C. Johnson 1988 Trust	555 Main St., Racine, WI
Number One u/a September 14, 1988

CONTRIBUTION AGREEMENT

Counterpart Signature Page and Joinder Agreement

        By executing this page in the space provided, the undersigned investor hereby agrees (i) that it is a [“Beneficial Holder”] [“Record Holder”] as defined in that certain Contribution Agreement dated as of October 28, 2004 and as amended through the date hereof, by and among JO Acquisition Corp. and certain Beneficial Holders identified therein (the “Contribution Agreement”), (ii) that it is a party to the Contribution Agreement for all purposes and (iii) that it is bound by all terms and conditions of the Contribution Agreement.

        Number of shares:    Class A Common Stock ____________________

                                             Class B Common Stock ____________________

        EXECUTED this ___ day of _______________ 200_.

____________________________________
(Print or Type Name)
(Signature)

Schedule 7.1(c):
Third-Party Consents

None.